SERVICE AGREEMENT

THIS AGREEMENT dated for reference the 1st day of December 2014

BETWEEN:         Stéphane Pilon
               (the “Service Provider”)

AND:                                     Brisset Beer International, Inc.
            (the “Company”)

WHEREAS:

A. The Company is a U.S. corporation in the alcoholic beverage business; and
B. The Company desires to develop, market, and sell alcoholic beverages: and
C. The Company desires to retain the services of the Service Provider in the capacity pursuant to the terms hereof; and
D. The Service Provider is currently the Company’s principal executive officer and director.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, the parties agree as follows:

1.
ENGAGEMENT AND DURATION:  The Company hereby engages the Service Provider to provide the services referred to in Section 3 hereof for the consideration hereinafter set forth and the Service Provider hereby accepts such engagement by the Company, all upon and subject to the terms and conditions of this Agreement.

2.
TERM:  The Service Provider’s engagement shall be for an indefinite term and shall continue as long as the Service Provider serves as the Company’s principal executive officer and director.  The engagement shall terminate upon 30 days written notice provided by either the Service Provider or the Company or until such time the Service Provider is no longer serving as the Company’s principal executive officer or director.

No severance or termination benefits are payable under this Agreement.  Nothing herein shall prevent the Service Provider from offering or performing consulting services to other individuals, businesses, or entities.

3.	DUTIES: The Service Provider will utilize his expertise to:
(a)	Perform all tasks typically required to organize, plan, and operate a public company in the capacity of the Company’s principal executive officer; and
(b)	Plan and oversee the Company’s partnerships and business plan.

4.	COMPENSATION:

4.1	Compensation: The Company will:
-	Pay the Service Provider a CDN $11,000 bonus upon signing this service agreement; and
-	Pay the Service Provider CDN $3,000 per month commencing December 2014 for services to be provided by the Service Provider; and
-	Reimburse the Service Provider for all reasonable expenses incurred by the Service Provider on behalf of the Company.

4.2	Payment Terms
(a)	The Company will pay the service provider a CDN $11,000 bonus on the date this Agreement is executed; and
(b)	The Company will pay the service provider CDN $3,000 at the end of each month beginning December 2014.

4.3	Monthly Reports and Invoices
(a) The Service Provider will supply the Company with a monthly report that is to summarize the activities undertaken on behalf of the Company during the month.  The Service Provider will also supply an invoice for all amounts to be received, including applicable taxes, under this Agreement.

5.
CONFIDENTIALITY AND NON-DISCLOSURE:  The Service Provider agrees on behalf of himself that any information provided to him by the Company of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement or as directed by legal or regulatory authority, without the express written consent of the Company while this Agreement is in effect.

6.
WAIVER:  No consent or waiver, express or implied, by any party to this Agreement of any breach or default by the other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

7.
NOTICES:  Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or delivered by courier to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received when delivered. Each party to this Agreement may change its address by giving written notice of such change in this manner provided for above.

8.
APPLICABLE LAW:  This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada and the federal laws of the United States applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of Florida.

9.
SEVERABILITY:  If any provision of this Agreement for any reason by declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

10.
ENTIRE AGREEMENT:  This Agreement, hereto constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by both parties hereto.

11.
INTERPRETATION:  Any reference to gender includes all genders, and the singular includes the plural and the body corporate. No provision of this Agreement shall be construed against any party by virtue of that party having drafted and prepared this Agreement; it being acknowledged and agreed that both parties participated in the negotiation, drafting and preparation of this Agreement. All headings are inserted for reference only.

12.	COUNTERPARTS: This Agreement may be executed in counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date set out on the first page of this Agreement.

Service Provider

/s/ Stéphane Pilon
Stéphane Pilon

Brisset Beer International, Inc.

/s/ Pol Brisset
Pol Brisset
Secretary and Director